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                           Primetech Electronics Inc.

                             1998 Stock Option Plan

SECTION 1.     PURPOSE OF THE PLAN

1.1. The purpose of this 1998 Stock Option Plan (the "Plan") is to provide full-time employees, consultants offering ongoing services (the "consultant(s)"), officers and directors of Primetech Electronics Inc. ("Primetech") or any of its subsidiary bodies corporate (as such term is defined in the Canada Business Corporations Act, as the same may be modified or supplemented) (Primetech and its subsidiary bodies corporate, present and future, being hereinafter referred to collectively as the "Corporations"), with a proprietary interest through the granting of options to purchase shares of Primetech, subject to certain conditions as hereinafter set forth, for the following purposes:

     1.1.1. to increase the interest in Primetech's welfare of those key employees and directors who share primary responsibility for the management, growth and protection of the business of Primetech;

     1.1.2. to furnish an incentive to such employees and directors to continue their services for Primetech; and

     1.1.3. to provide a means through which Primetech may attract able persons to enter their employment.

1.2. For the purposes of the Plan, the term "subsidiary" shall have the meaning attributed to such term in the Canada Business Corporations Act, as the same may be amended to time to time and any successor legislation thereto.


SECTION 2.     ADMINISTRATION OF THE PLAN

2.1. The Plan shall be administered by the Board of Directors of Primetech or, if the Board of Directors by resolution so decides, by a committee of the Board of Directors (the Board of Directors or, as the case may be, such committee being hereinafter referred to as the "Board").

2.2. The Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations for carrying out the provisions and purposes of the Plan. The interpretation, construction and application of the Plan and any provisions thereof made by the Board shall be final and binding on all holders of options granted under the Plan and all persons eligible under the provisions of the Plan to participate therein. No member of the Board shall be liable for any action taken or for any determination made in good faith in the administration, interpretation, construction or application of the Plan.


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SECTION 3.     GRANTING OF OPTIONS

3.1. The Board may, from time to time by resolution, designate full-time employees, consultants, officers or directors of any of the Corporations to whom options to purchase common shares of the capital of Primetech (the "Common Shares") may be granted, the number of shares to be optioned to each of them and the relevant vesting provisions and option term, provided that:

     (i) the aggregate number of Common Shares to be issued under the Plan shall not exceed the number provided for in Section 4 hereof;

     (ii) the aggregate number of Common Shares reserved for issuance at any time to any one optionee shall not exceed 5% of the number of Common Shares outstanding on a non-diluted basis at such time, less the total of all shares reserved for issuance to such optionee pursuant to any other share compensation arrangement of Primetech;

     (iii) the aggregate number of Common Shares which may be issued to any one insider of Primetech and such insider's associates under the Plan or any other share compensation arrangement of Primetech, within any one-year period, is limited to five percent (5%) of the outstanding issue;

     (iv) the aggregate number of Common Shares reserved for issuance at any time to insiders of Primetech under the Plan or any other share compensation arrangement of Primetech is limited to 10% of the outstanding issue; and

     (v) the aggregate number of Common Shares which may be issued to insiders under the Plan or any other share compensation arrangement of Primetech, within any one-year period, is limited to 10% of the outstanding issue.

     For purposes of this paragraph 3.1: (i) the terms "insider" and "associate" shall have the respective meanings ascribed thereto in Policy 1-1 of the Montreal Exchange, governing the use of share compensation arrangements, and the counterpart policy of The Toronto Stock Exchange set forth at Sections 626 and following of the Toronto Stock Exchange Company Manual; (ii) the "outstanding issue" means the aggregate number of Common Shares outstanding on a non-diluted basis immediately prior to the share issuance in question, excluding any Common Shares issued pursuant to the Plan and any Common Shares issuable pursuant to any other share compensation arrangements of Primetech over the preceding one-year period; and (iii) a "share compensation arrangement" means a stock option, stock option plan, stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares to one or more employees or directors, including a share purchase from treasury which is financially assisted by Primetech by way of a loan, guarantee or otherwise.

3.2. Options may only be granted by Primetech pursuant to resolutions of the Board. No option shall be granted to any person who is not a full-time employee, consultant, officer or director of one of the Corporations.

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3.3. Any option granted under the Plan shall be subject to the requirement that, if at any time counsel to Primetech shall determine that the listing, registration or qualification of the Common Shares subject to such option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such option or the issuance or purchase of Common Shares hereunder, such option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require Primetech to apply for or to obtain such listing, registration, qualification, consent or approval.


SECTION 4.     SHARES SUBJECT TO THE PLAN

4.1. The maximum number of Common Shares which may be issued under the Plan is 1,300,000, subject to adjustment pursuant to the provisions of Section 7. In accordance with the foregoing, a total of 1,300,000 Common Shares (subject to adjustment pursuant to the provisions of Section 7 hereof) shall be and they are hereby set aside and reserved for allotment for the purpose of this Plan.

4.2. Common Shares in respect of which options are not exercised, due to the expiration, termination or lapse of such options, shall be available for options to be granted thereafter pursuant to the provisions of this Plan.


SECTION 5.     OPTION PRICE

5.1. The option price per share for Common Shares which are the subject of any option shall be equal to the average of:

     5.1.1. the reported closing price for the Common Shares on the Montreal Exchange on the last business day before the day on which the option is granted; and

     5.1.2. the reported closing price for said shares on The Toronto Stock Exchange on the last business day before the day on which the option is granted;

provided, however, that if no sale is reported on either the Montreal Exchange or The Toronto Stock Exchange on that day, the reported closing price on such Exchange shall be deemed to be the weighted average trading price for such shares for the five (5) days preceding the date of grant during which the shares were traded on such Exchange.

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SECTION 6.     CONDITIONS GOVERNING OPTIONS

6.1. Each option shall be subject to the following conditions:

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     6.1.1.  Employment

             The granting of an option to a director, an officer, a full-time employee or a consultant shall not impose upon any of the Corporations any obligation to retain the optionee as a director, as an officer or as a full-time employee in its employ or to continue to use the services of such consultant.

     6.1.2.  Option Term

             The period (not to exceed ten (10) years) during which an option is exercisable shall be determined by the Board, in its sole discretion, at the time of granting the particular option.

     6.1.3.  Exercise of Options

             Prior to its expiration or earlier termination in accordance with the Plan, each option shall be exercisable as to all or such part or parts of the optioned shares and at such time or times as the Board, at the time of granting the particular option, may determine in its sole discretion.

     6.1.4.  Non-assignability of Option Rights

             Each option granted hereunder is personal to the optionee and shall not be assignable or transferable by the optionee, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased optionee. No option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

     6.1.5.  Effect of Termination of Employment or Death

             6.1.5.1. Under an optionee's employment or a consultant's consultation agreement with the Corporations being terminated for cause or upon an optionee being removed from office as a director or becoming disqualified from being a director by law, any option or the unexercised portion thereof granted to him shall terminate forthwith.

             6.1.5.2. Upon an optionee's employment with the Corporations being terminated (except in the case of transfer from one of the Corporations to another of such Corporations) otherwise than by reason of death or termination for cause, or upon an optionee ceasing to be a director other than by reason of

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                        death, removal or disqualification by law, any option
                        or unexercised part thereof granted to such optionee may be exercised by him for that number of shares only which he was entitled to acquire under the option pursuant to paragraph 6.1.3 at the time of such termination or cessation. Such option shall only be exercisable within ninety (90) days after such termination or cessation or prior to the expiration of the term of the option, whichever occurs earlier.

             6.1.5.3. If an optionee dies while employed by the Corporations or while serving as a director of the Corporations, any option or unexercised part thereof granted to such optionee may be exercised by the person to whom the option is transferred by will or the laws of descent and distribution for that number of shares only which he was entitled to acquire under the option pursuant to paragraph 6.1.3 at the time of his death. Such option shall only be exercisable within one hundred and eighty (180) days after the optionee's death or prior to the expiration of the term of the option, whichever occurs earlier.

     6.1.6.  Rights as a Shareholder

             The optionee (or his personal representatives or legatees) shall have no rights whatsoever as a shareholder in respect of any shares covered by his option until the date of issuance of a share certificate to him (or his personal representatives or legatees) for such shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

     6.1.7.  Method of Exercise

             Subject to the provisions of the Plan, an option granted under the Plan shall be exercisable (from time to time as provided in paragraph 6.1.3 hereinabove) by the optionee (or his personal representatives or legatees) giving notice in writing to Primetech at its registered office, addressed to its President, which notice shall specify the number of Common Shares in respect of which the option is being exercised and shall be accompanied by full payment, by cash or certified cheque, of the purchase price for the number of shares specified therein. Upon such exercise of the option, Primetech shall forthwith cause the transfer agent and registrar of Primetech to deliver to the optionee (or his personal representatives or legatees) a certificate in the name of the optionee (or his personal representatives or legatees) representing in the aggregate such number of shares as the optionee (or his personal representatives or legatees) shall have then paid for and as are specified in such written notice of exercise of option. If required by the Board by notification to the optionee at the time of granting of the option, it shall be a condition of such exercise that the optionee shall represent that he is purchasing the Common Shares in respect of which the option is being exercised for investment only and not with a view to resale or distribution.

6.2. Options shall be evidenced by a share option agreement or certificate in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Section 6.1 be included therein.

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SECTION 7.     ADJUSTMENT TO SHARES SUBJECT TO THE OPTION

7.1. In the event of any subdivision of the Common Shares into a greater number of Common Shares at any time after the grant of an option to any optionee and prior to the expiration of the term of such option, Primetech shall deliver to such optionee at the time of any subsequent exercise of his option in accordance with the terms hereof in lieu of the number of Common Shares to which he was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Common Shares as such optionee would have held as a result of such subdivision if on the record date thereof the optionee had been the registered holder of the number of Common Shares to which he was theretofore entitled upon such exercise.

7.2. In the event of any consolidation of the Common Shares into a lesser number of Common Shares at any time after the grant of an option to any optionee and prior to the expiration of the term of such option, Primetech shall deliver to such optionee at the time of any subsequent exercise of his option in accordance with the terms hereof in lieu of the number of Common Shares to which he was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Common Shares as such optionee would have held as a result of such consolidation if on the record date thereof the optionee had been the registered holder of the number of Common Shares to which he was theretofore entitled upon such exercise.

7.3. If at any time after the grant of an option to any optionee and prior to the expiration of the term of such option, the Common Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in paragraphs 7.1 and 7.2 or, subject to the provisions of paragraph 8.2.1 hereof, Primetech shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the "Successor Corporation"), the optionee shall be entitled to receive upon the subsequent exercise of his option in accordance with the terms hereof and shall accept in lieu of the number of Common Shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of shares in the appropriate class and/or other securities of Primetech or the Successor Corporation (as the case may be) and/or other consideration from Primetech or the Successor Corporation (as the case may be) that the optionee would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of paragraph 8.2.1 hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, he had been the registered holder of the number of Common Shares to which he was immediately theretofore entitled upon such exercise.

SECTION 8.        AMENDMENT OR DISCONTINUANCE OF THE PLAN

8.1. The Board may, subject to regulatory approval, amend or discontinue the Plan at any time, provided, however, that no such amendment may materially and adversely affect any option rights previously granted to an optionee under the Plan without the consent of the optionee, except to the extent required by law or by the regulations, rules, by-laws or policies of any regulatory authority or stock exchange.

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8.2. Notwithstanding anything contained to the contrary in the Plan or in any resolution of the Board in implementation thereof:

     8.2.1. in the event Primetech proposes to amalgamate, merge or consolidate with or into any other corporation (other than with a wholly-owned subsidiary of Primetech) or to liquidate, dissolve or wind-up, or in the event an offer to purchase the Common Shares of Primetech or any part thereof shall be made to all holders of Common Shares of Primetech, Primetech shall have the right, upon written notice thereof to each optionee holding options under the Plan, to permit the exercise of all such options within the thirty (30) day period next following the date of such notice and to determine that upon the expiration of such thirty (30) day period, all rights of optionees to such options or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever;

     8.2.2. the Board may, by resolution, advance the date on which any option may be exercised or, subject to applicable regulatory provisions, extend the expiration date of any option, in the manner to be set forth in such resolution provided that the period during which an option is exercisable does not exceed ten (10) years from the date the option is granted. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which any option may be exercised by any other optionee; and

     8.2.3. the Board may, by resolution, but subject to applicable regulatory provisions, decide that any of the provisions hereof concerning the effect of termination of the optionee's employment or consulting agreement or cessation of the optionee's directorship, shall not apply for any reason acceptable to the Board.


SECTION 9.     GOVERNING LAWS

9.1. This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable herein.


SECTION 10.    INCENTIVE STOCK OPTIONS UNDER U.S. INTERNAL REVENUE CODE

10.1. Subject to Section 10.3.3 of this Plan, any option granted under this Plan to an optionee who is a citizen or resident of the United States (including its territories, possessions and all areas subject to its jurisdiction) and who, at the time of grant, is an officer, employee, or director of the Corporations (provided, for purposes of this section 10 only, an optionee who is a director is then also an officer or key employee of the Corporations) (a "U.S. Optionee") shall be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, of the United States (the "Code").

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10.2. No provision of this Plan, as it may be applied to a U.S. Optionee, shall be construed so as to be inconsistent with any provision of Section 422 of the Code.

10.3. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to each U.S. Optionee:

     10.3.1. any director of Primetech who is a U.S. Optionee shall be ineligible to vote uponthe granting of such option;

     10.3.2. any option granted under this Plan to a U.S. Optionee shall be an incentive stock option within the meaning of Section 422 of the Code provided that the aggregate fair market value (determined as of the time the option is granted) of the Common Shares with respect to which options are exercisable for the first time by such U.S. Optionee during any calendar year under this Plan and all other incentive stock option plans, within the meaning of
             Section 422 of the Code, of any of the Corporations does not exceed One Hundred Thousand Dollars in U.S. funds (US $100,000);

     10.3.3. to the extent that the aggregate fair market value (determined as of the time the option is granted) of the Common Shares with respect to which incentive stock options (determined without reference to this subsection) are exercisable for the first time by such U.S. Optionee during any calendar year under this Plan and all other incentive stock option plans, within the meaning of Section 422 of the Code, of any of the Corporations exceeds One Hundred Thousand Dollars in U.S. funds (US $100,000), such options will be treated as nonqualified stock options (i.e., options which fail to qualify as incentive stock options within the meaning of Section 422 of the Code) in accordance with
             Section 422(d) of the Code;

     10.3.4. the purchase price for Common Shares under each option granted to a U.S. Optionee pursuant to this Plan shall be not less than the "market price" (within the meaning of Section 5.1 of the Plan) of such Common Shares at the time the option is granted;

     10.3.5. if any U.S. Optionee to whom an option is to be granted under this Plan is at the time of the grant of such option the owner of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of Primetech, then the following special provisions shall be applicable to the option granted to such individual:

             10.3.5.1. the purchase price per Common Share of Primetech subject to such option shall not be less than one hundred ten percent (110%) of the "market price" (within the meaning of Section 5.1 of the Plan) of one Common Share of Primetech at the time of grant, and

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             10.3.5.2.  for the purpose of this Section 10 only, the exercise period shall not exceed five (5) years from the date of grant;

     10.3.6. no option may be granted hereunder to a U.S. Optionee following the expiry of ten (10) years after the date on which this Plan is adopted by the Board or the date this Plan is approved by the shareholder of Primetech, whichever is earlier; and

     10.3.7. no option granted to a U.S. Optionee under this Plan shall become exercisable unless and until this Plan shall have been approved by the shareholders of Primetech.


SECTION 11.     EFFECTIVE DATE OF PLAN

11.1. The Plan was adopted by the Board on the 29th day of June, 1998. Should any changes to the Plan be required by any securities commission or other governmental body of any province of Canada to which the Plan has been submitted or by any stock exchange on which the Common Shares may from time to time be listed, such changes shall be made to the Plan as are necessary to conform with such requests and, if such changes are approved by the Board, the Plan, as amended, shall remain in full force and effect in its amended form as of and from June 29, 1998.


                                              By order of the Board of Directors

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